Exhibit 6.8

AMENDED AND RESTATED
CONSULTING AGREEMENT

This Amended and Restated Consulting Agreement (this “Agreement”),  dated April ____, 2019, is entered into by and between BHG Global, LLC, a Delaware limited liability company (“Consultant’), and Basil Street Cafe, Inc., a Delaware corporation (“Company’). The Consultant and the Company previously entered into that certain Consulting Agreement, dated as of January 10, 2019 (the “Prior Agreement’).  The parties agree that the Prior Agreement is amended and restated in its entirety as follows:

1.          Services: Payment; No Violation of Rights or Obligations.  Consultant agrees provide to Company the services set forth in Exhibit A, (the “Services”).  As full compensation for the Services, Company and Consultant hereby agree to amend and restate the previously issued Warrant pursuant to an Amended and Restated Warrant, in the form attached hereto as Exhibit B.   Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity mating to Services will be performed by and only by Consultant.

2.           Ownership; Rights; Proprietary Information: Publicity.

a.           Company shall own all right, title and interest (including patent rights.  copyrights, trade secret rights, mask work right, trademark rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate to the subject matter of or arise out of or in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company.  Upon the reasonable request of Company, Consultant shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Company to prosecute, register, perfect, record or enforce its rights in any Inventions.  In the event Company is unable, after reasonable effort, to obtain Consultant’s signature on any instruments, Consultant hereby designates and appoints Company as Consultant’s agent and attorney-in-fact, to act for and on behalf of Consultant solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protection related to the Inventions with the same legal force and effect as if Consultant had executed them.  Consultant agrees that this power of attorney is coupled with an interest.

b.         Consultant acknowledges that it will have access to information that is treated as proprietary and confidential: by Company, including, without limitation, the terms of this Agreement, Inventions, business, technical and financial information, strategies, and pricing during the Term (collectively, “Proprietary Information”).  Any Proprietary Information of the Company received or developed by Consultant in connection with the Services, shall be treated as strictly confidential by Consultant and shall not be disclosed by Consultant in whole or in part to any third party or used (except in performing the Services) without Company’s prior written consent.  Consultant shall notify Company immediately in the event that it becomes aware of any loss or disclosure of any Proprietary Information.  Consultant shall hold in confidence and not disclose or use, except in performing the Services, any Proprietary Information.  Proprietary Information shall not include information that is or becomes generally available to the public through no fault of Consultant, or that is communicated to Consultant by a third party that had no confidentiality obligations with respect to such information.  Nothing herein shall be construed to prevent disclosure of Proprietary information as may be required by applicable law or regulation, or pursuant to the valid order of a tour: of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

c.        Upon termination of this Agreement or as otherwise requested by Company, Consultant will promptly provide to Company all items and copies containing or embodying Proprietary information, except that Consultant may keep its personal copies of its compensation records and this Agreement.  Consultant also recognizes and agrees that consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files or messages, on using any of those systems may be monitored at any time without notice.

d.          As additional protection for Proprietary Information, Consultant ogees that during the period over which it is to be providing the Services (0) and for one year thereafter, Consultant will not directly or indirectly encourage or solicit any employee or consultant of Company to leave Company for any reason and (ii) Consultant will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and Consultant will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.  Without limiting the foregoing, Consultant may perform services for other persons, provider) that such services do not represent a breach of this Agreement.

e.          Subject to the provisions of this Agreement and to the extent allowed by law, any license granted to Company hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,- “artist’s rights,” –droit moral,” or the like.  To the extent tiny of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible.  Consultant will confirm any such ratifications and consents from time to time as requested by Company.  If any other person is in any way involved in any Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

f.          If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and filly made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involute in the Services) and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual.  irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

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3.           Warranties and Other Obligations.  Consultant represents, warrants and covenants that.  (i) the Services will be pm limited in a professional and workmanlike manner in accordance with industry standards or similar services and Consultant shall devote sufficient resources to ensure that lie Services are performed in a timely and reliable manner; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including.  without limitation, Consultant); (iii) Consultant has the till right to allow it to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement; (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services your entering into this Agreement with the Company and the performance of the Services do not and will not conflict with or result in any breach under any other agreement to which Consultant is subject; and (v) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.

4.          Termination.  If either party breaches a material provision of this Agreement, the other party may terminate this Agreement immediately upon notice to the other party, inlets the breach is cured within 10 calendar days after receipt of written notice of such breach.   Company also may terminate this Agreement at any time, with or without cause, upon 5 days’ notice, but, if (and only if) such termination is without cause, Company shall upon such termination pay Consultant all unpaid, undisputed amounts due for the Services completed prior to notice or such termination.  Sections 2 (subject to the limitations set forth in Section 2.c) through 9 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.  Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Consultant.

5.          Relationship of the Parties’ Independent Contractor, No Employee Benefits.  Consultant is an independent contractor (not an employee or other agent) and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and Company for any purpose.  Consultant shall have no authority (and shall not hold itself out as having authority) to bind Company and shall not make any agreements of representations on Company’s behalf without Company’s prior written consent Consultant will ensure that its employees, contractors and others involved in the Services, if any, are bound in writing to the provisions of this Agreement, and to all of Consultant’s obligations under any provision of this Agreement, for Company’s benefit and Consultant will be responsible for any noncompliance by them Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction by or for or on behalf of Consultant.

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6.          Assignment This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any rights or obligations under this Agreement without the written consent of Company.  Any attempt to do so shall be void.  Company may fully assign and transfer this Agreement in whole or part.

7.           Notice.  All notices under this Agreement shall to in writing and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S.  mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

8.          Miscellaneous.  Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore.  Company will be entitled to injunctive relief with respect thereto in addition to any other remedies.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.  This Agreement represents the entire understanding between the parties with respect to the subject matter hereof to the exclusion of all other terms and conditions, and no changes, additions, modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.  In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in MI force and effect and enforceable.  This Agreement shall be governed by and costumed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.  Headings herein arc for convenience of reference only and shall in no way affect interpretation of the Agreement.  This Agreement represents the entire understanding and agreement between the parties with respect to the subject matte: hereof and supersedes all prior agreements between the parties with respect to the subject matter hereof, including the Prior Agreement.

9.           Arbitration.  Any controversy or claim (except those regarding Inventions, Proprietary Information or intellectual property) arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided however, that each party will have a right to seek injunctive or other equitable relief in a court of law.  The prevailing 'arty will be entitled to receive from the nonprevailing party all costs, damages and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with that action or proceeding, whether or riot the controversy is reduced to judgment or award.  The prevailing party will be that parry who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues.  Consultant hereby consents to the arbitration in the State of California in the county of San Mateo.

(Remainder of Page Intentionally Left Blank]

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COMPANY:

BASIL STREET CAFE, INC.

By:	/s/ Deglin Kenealy
Name: Deglin Kenealy
Title: Chief Executive Officer

Address:	322 Culver Blvd, 4309
Playa del Rey, CA 90293

CONSULTANT:

BEG GLOBAL LLC

By:	/s/ Richard Hillson
Name: Richard Hillson
Title: Managing Partner

Address:	444 Madison Ave, Suite 8500,
New York, NY 10022

Signature Page to Consulting Agreement

EXHIBIT A

SERVICES

1.	Cause Nestle Canada to enter into a Memorandum of Understanding with Company in a form acceptable to Company, including an initial term of at least eighteen (18) months (the “Nestle MOU”).

2.	Cause Nestle Canada to enter into a definitive agreement with the Company in a form acceptable to Company (the “Nestle Agreement”).

3.	Cause BHG to execute an irrevocable and full release of any claims against Company or its affiliates in a form acceptable Company (“BHG Release”).

A-1

EXHIBIT B

FORM OF AMENDED AND RESTATED WARRANT

A-2